 Exhibit 21.1

SUBSIDIARIES OF TITAN GLOBAL HOLDINGS, INC.

Subsidiary	State of Incorporation

Oblio Telecom, Inc.	Delaware

Titan PCB West, Inc.	Delaware

Titan PCB East, Inc.	Delaware

Pinless, Inc. (A)	Texas

StartTalk, Inc. (A)	Delaware

(A) Subsidiary of Oblio Telecom, Inc.